Exhibit 99.1

News Release
Contact: Jessica Graham, APR, Vice President, Communications & Community Relations, Belk, 704-426-8333, Jessica_graham@belk.com

Brian Marley Announces Retirement; Adam Orvos Named

Executive Vice President and Chief Financial Officer

CHARLOTTE, N.C., November 2, 2012 -- Brian Marley has announced his retirement as executive vice president and chief financial officer of Belk, Inc. effective May 4, 2013, after more than 12 years of outstanding service and leadership at the company. Following his retirement, Marley has agreed to serve as a consultant to Belk for 12 months to assist in the transition of his responsibilities and provide advice on various financial matters. He will also continue to serve on the Investment Committee of The Belk Foundation and the Advisory Board of the Belk School of Business at UNC-Charlotte.

Marley joined Belk in 2000 after a 20 year career with the firm of KPMG LLP. Among his many accomplishments at Belk, Marley was instrumental in establishing expense controls, capital planning processes and cash management practices that enabled the Company to emerge from the recession with a strong balance sheet and over $500 million in cash. In 2011, the Charlotte Business Journal recognized Marley’s efforts by naming him CFO of the Year.

Marley led the successful sale of Belk’s credit card portfolio to GE and structured the financing of Belk’s acquisitions of the Proffitt’s/McRae’s and Parisian store chains. He also spearheaded a capital allocation process which strengthened the company’s balance sheet and enabled the company to invest in significant growth initiatives.

“Since coming to Belk twelve years ago, Brian has played an integral leadership role in many key strategic initiatives that have greatly strengthened the company and its financial position,” said Tim Belk, chairman and CEO. “He has left an indelible mark on Belk, and we greatly appreciate his dedication and service. We wish him much happiness and continued success upon his retirement.”

Belk has announced that Marley will be succeeded in his role by Adam Orvos, who currently serves as executive vice president of human resources for the company. Orvos joined Belk in 2006 as senior vice president of finance and corporate controller, and was promoted to his current position in 2009. Orvos began his retail career in 1987 with the May Department Stores Company in St. Louis, Mo. In 1993, he joined the Foley’s division of May in Houston, Texas, and was named vice president and controller in 2000 and senior vice president and chief financial officer in 2004. Orvos is a graduate of the University of Missouri with a Bachelor of Science degree in business administration.

Belk, Inc. News Release | Page 2

-More-

“We’re pleased to name Adam Orvos as chief financial officer for Belk,” said Tim Belk. “His experience as the chief financial officer of a division of May Department Stores and three years as our corporate controller have prepared him well for his new position. Adam is a talented executive and strategic thinker, and we look forward to his continued outstanding contributions to Belk.”

About Belk, Inc.

Charlotte, N.C.-based Belk, Inc. (www.belk.com) is the nation’s largest privately owned mainline department store company with 301 Belk stores located in 16 Southern states. The company was founded in 1888 by William Henry Belk in Monroe, N.C., and is in the third generation of Belk family leadership. Its belk.com Web site offers a wide assortment of fashion apparel, shoes and accessories for the entire family along with top name cosmetics, a wedding registry and a large selection of quality merchandise for the home. To connect with Belk via Facebook, Twitter, YouTube, blog, mobile phone text messages or by email, go to: Belk Get Connected.

Modern. Southern. Style.

Belk seeks to satisfy the modern Southern lifestyle like no one else, so that our customers get the fashion they desire and the value they deserve. Our vision is for the modern Southern woman to count on Belk first – for her, for her family, for life.